Code of Ethics

EX-99.p3

CODE OF ETHICS

Nomura Asset Management U.S.A. Inc.

Nomura Corporate Research and Asset Management Inc.

Japan Smaller Capitalization Fund, Inc.

Effective Date	May 31, 2025
Applicable Entities	Investment Advisers o Nomura Asset Management U.S.A. Inc. o Nomura Corporate Research and Asset Management Inc. U.S. Registered Investment Companies o Japan Smaller Capitalization Fund, Inc.

TABLE OF CONTENTS

I.	STATEMENT OF POLICY		4
	A.	General Principles	4
	B.	Disciplinary Action; Supervisor Responsibility	5
II.		PERSONS COVERED UNDER THE CODE	5
III.		STANDARDS OF CONDUCT	7
	A.	Compliance with Securities Laws, Rules and Regulations	7
	B.	Confidentiality	8
	C.	Protection of Corporate Assets	9
	D.	Employee Political and Charitable Contributions	9
	E.	Insider Trading	9
IV.	OUTSIDE AFFILATIONS		10
	A.	Outside Employment, Advisory and Other Related Activities	10
	B.	Outside Board Memberships	12
	C.	Speaking, Teaching, Writing, and Broadcasting	13
	V.	OTHER POTENTIAL CONFLICTS OF INTEREST	13
	A.	Accepting and Giving Gifts and Entertainment	13
	B.	Disclosure of Personal Interests and Interests of Family Members	14
VI.	PERSONAL TRADING POLICY		14
	A.	Persons Covered by the Procedures	14
	B.	Purpose of the Procedures	14
	C.	Securities Covered by the Procedures	15
	D.	Accounts Covered by the Procedures	15
	E.	Use of Approved Broker-Dealers	17
	F.	General Trading Prohibitions	17
	G.	Preclearance of Personal Securities Transactions	18
	H.	Investment Clubs	22
	I.	Trading in Nomura Securities	23
	J.	Section 16 Holding Periods	23
	K.	Reporting of Securities Transactions and Holdings	24

	L.	Expatriate Requirements	26
VII.	SUPPLEMENTAL COMPLIANCE PROCEDURES		26
VIII.	RESPONSIBILITIES OF JOF’S DIRECTORS		26
	A.	Approval by JOF’s Directors	26
	B.	Annual Report to JOF’s Directors	27
IX.	WHISTLEBLOWING POLICY		27
X.	WRITTEN ACKNOWLEDGEMENTS		28
	A.	Certification of Receipt	28
	B.	Annual Certification of Compliance	28
XI.	RECORDKEEPING		28

Schedule A: U.S. Open-end Investment Companies Managed or Sub-advised by Nomura Advisers (Affiliated Mutual Funds)

Schedule B: U.S. Closed-End Investment Companies Managed by Nomura Advisers (Affiliated Exchange-Traded Closed-end Funds)

Schedule C: Approved Broker-Dealers

Code of Ethics

Nomura Asset Management U.S.A. Inc.

Nomura Corporate Research and Asset Management Inc.

Japan Smaller Capitalization Fund, Inc.

I. STATEMENT OF POLICY

For the purposes of this policy, Nomura Asset Management U.S.A. Inc. (“NAM-USA”) and Nomura Corporate Research and Asset Management Inc. (“NCRAM”) are together referred to as “Nomura” or the “firm”. The firm’s reputation for integrity and ethics is one of its most important assets. In order to safeguard this reputation, we believe it is essential not only to comply with relevant U.S. and foreign laws and regulations but also to maintain high standards of personal and professional conduct at all times. This Code of Ethics (the “Code”) is designed to ensure that our conduct is at all times consistent with these standards, with our fiduciary obligations to our clients, and with industry and regulatory standards for investment managers.

A. General Principles

The following fundamental principles underlying the Code are as follows:

1.	The interests of our clients must always come first;
2.	Our personal securities transactions must be conducted in such a manner as to be consistent with the Code and to avoid any actual or potential conflicts of interest or any abuse of an employee’s position of trust and responsibility;
3.	Even if our clients are not harmed, we cannot take inappropriate advantage of our position as fiduciaries;
4.	We must preserve the confidentiality of our clients’ security holdings and transactions, financial circumstances, and other client information that we have obtained within the scope of the manager-client relationship; and
5.	Our independence in the investment decision-making process is paramount. Accordingly, we cannot participate in any business relationship or accept gifts and entertainment that could reasonably be expected to affect our independence, objectivity, or loyalty to clients.

This Code contains detailed rules concerning personal securities transactions and other relevant issues. In addition, the Code sets forth the general principles that will apply even when the specific rules do not address a particular situation or are unclear or potentially inapplicable. In addition, this Code is intended to prevent employees from engaging in any act, practice or course of business prohibited by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (“Investment Company Act”). This Code also serves as the Code of Ethics for the Japan Smaller Capitalization Fund, Inc. (“JOF”).

Although the Code provides guidance with respect to many common types of situations, please remember that the Code cannot address all potential conflicts of interest. Whether or not a specific provision of this Code applies, you must conduct your activities in accordance with the general principles embodied in the Code. Our policy is to avoid conflicts and, where they unavoidably occur, to resolve them in a manner that clearly places the interests of our clients first. If you are uncertain whether a real or an apparent conflict exists in a particular situation, you should consult the US Investment Management Compliance Department (“Compliance” or the “Compliance Department”) immediately.

It bears emphasis that technical compliance with the letter of the Code’s requirements and procedures will not automatically insulate from scrutiny transactions or actions that appear to indicate a pattern of abuse of your fiduciary duties to our clients.

B. Disciplinary Action; Supervisor Responsibility

Failure to comply with the Code may result in disciplinary action. Moreover, you should be aware that failure to comply with certain elements of the Code may constitute a violation of federal and/or state law and may subject you and the firm to a wide range of criminal and/or civil liability. Violations or potential violations of the Code may be reported to the Board of Directors of JOF, and if warranted, to state and federal authorities, such as the Securities and Exchange Commission (“SEC”).

If a violation has occurred, the firm’s Chief Compliance Officer (“CCO”) may, after determining the seriousness of the infraction, impose one or more of the following:

•	Reversal of the trade, with profits (if any) donated to a charity;
•	Monetary fine – to be donated to a charity;
•	Partial or full restriction on personal trading; or
•	Recommend suspension or termination of employment.

In addition, the federal securities laws1 require Nomura and individual supervisors to reasonably supervise employees with a view toward preventing violations of law and of the Code. As a result, all employees who have supervisory responsibility should endeavor to ensure that the employees they supervise, including temporary employees and contractors, are familiar with, and remain in compliance with, the requirements of the Code.

II. PERSONS COVERED UNDER THE CODE

The Code applies to all employees, officers and directors of Nomura and JOF (“Access Persons”). Temporary staff, consultants and interns will be reviewed on a case-by-case basis by Compliance to determine whether or not they will be deemed Access Persons.

Disinterested Directors. A “Disinterested Director” means a director of JOF who is not an Interested Person of JOF. An Interested Person of another person, when used with respect to a fund, means (i) any affiliated person of the fund; (ii) any member of the immediate family of any natural

1 Federal securities laws mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Biley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

person who is an affiliated person of the fund; (iii) any interested person of any investment adviser or principal underwriter for the fund; (iv) any person or partner or employee of any person who at any time since the beginning of the last two completed fiscal years of the fund has acted as legal counsel for the fund; (v) any broker or dealer registered under the Securities Exchange Act of 1934 or any affiliated person of such broker or dealer; or (vi) any natural person whom the SEC by order shall have determined to be an interested person by reason of having had, at any time since the beginning of the last two completed fiscal years of the fund, a material business or professional relationship with the fund or with the principal executive officer of such company or with any other investment company having the same investment adviser or principal underwriter or with the principal executive officer of such other investment company, provided, that no person shall be deemed to be an interested person of an investment company solely by reason of (aa) his or her being a member of its board of directors or advisory board or an owner of its securities, or (bb) his or her membership in the immediate family of any person specified in clause (aa) of this provision.

Non-Executive Affiliated Directors. A “Non-Executive Affiliated Director” means a board of director of the firm who (i) is not an employee of the firm (but rather an employee of a Nomura affiliate), (ii) does not make or participate in the making of recommendations for client accounts, and (iii) does not receive information about current client recommendations or trading, or who has knowledge of current client recommendations or trading activity only infrequently or inadvertently.

Outsourced JOF Principal Financial Officer/Treasurer. JOF outsources the Principal Financial Officer/Treasurer function to the ACA Group (“ACA”). The person serving as JOF’s Principal Officer/Treasurer is an employee of ACA Global. While the person is an Access Person of JOF, he/she is not subject to this Code but rather is subject to ACA’s Rule 17j-1 Code of Ethics (the “ACA Code”). The following controls are in place to ensure potential conflicts of interest created by the person’s position with JOF are adequately addressed:

1.	Compliance reviews and maintains copies of the ACA Code, along with any amendments.
2.	ACA monitors the Principal Financial Officer/Treasurer’s personal trading activity to ensure it does not create conflicts of interest with respect to JOF and its portfolio trading activity.
3.	Each quarter, ACA provides Compliance with a certification that the Principal Financial Officer/Treasurer has complied with the ACA Code. ACA also provides Compliance with the personal trading activity of the Principal Financial Officer/Treasurer. Compliance reviews the activity to ensure it does not create conflicts of interests with respect to JOF and its portfolio trading activity.

Applicability of the Policies Discussed in this Code to Disinterested Directors, Non-Executive Affiliated Directors, and the Outsourced JOF Principal Financial Officer/Treasurer: The table below summarizes the applicability of the policies discussed in this Code to certain types of Access Persons.

Policy/Requirement	Does the Policy/Requirement Apply?
	Disinterested Directors	Non-Executive Affiliated	Outsourced JOF Principal Financial
		Directors	Officer/Treasurer
Personal Trading Policy – preclearance/reporting	No*	No	No
Gifts and Entertainment Policy – preapproval/reporting	No**	No**	No
Speaking Engagements and Media Communications - preapproval	No**	No**	No**
Political Contributions Policy – preapproval/reporting	No	Yes	No

* Not subject to the requirement to have personal securities transactions pre-approved by or reported to Compliance unless they have access to non-public information regarding any Nomura clients’ transactions, or non-public information regarding the portfolio holdings of any client of Nomura (excluding JOF), or who are involved in making portfolio recommendations to clients, or who have access to such recommendations that are non-public.

** Not required to pre-approve and report gifts, entertainment, speaking engagements or media communications unless provided or received in connection with their duties as a board member of Nomura or JOF.

III. STANDARDS OF CONDUCT

The Code sets forth certain minimum standards of conduct that must be observed by all Nomura Access Persons in light of their relationship with Nomura clients and funds.

A. Compliance with Securities Laws, Rules and Regulations

Access Persons must comply with applicable federal securities laws and applicable foreign laws, rules, and regulations. As part of this requirement, Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

1)	To defraud a client in any manner;

2)	To mislead a client, including by making a statement that omits material facts;

3)	To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon a client; and

4)	To engage in any manipulative practice with respect to securities, including price manipulation.

B. Confidentiality

The exercise of confidentiality extends to four major areas of our operations: internal operating procedures and planning, clients and fund shareholders, investment advice, and investment research. The duty to exercise confidentiality applies not only when you are employed by the firm, but also after you cease employment with the firm.

1.	Internal Operating Procedures and Planning. The firm has developed unique methods of operations and portfolio management that we believe gives the firm a distinct advantage over its competitors. Accordingly, you should be guarded in discussing our business practices with outsiders. Any requests from outsiders for specific information of this type should be cleared with your supervisor before it is released.

Also, from time to time, management holds meetings with personnel in which material, non-public information concerning the future plans of Nomura or any of its affiliates is disclosed. Access Persons should never discuss confidential information with, or provide copies of written material concerning the firm’s internal operating procedures or projections for the future to, unauthorized persons outside the firm.

2)	Clients and Fund Shareholders. In many instances, when clients employ Nomura’s services, we ask them to disclose fully their financial status and needs. This is done only after we have assured them that every member of our organization will hold this information in strict confidence. It is essential that we respect their trust. A simple rule for Access Persons to follow is that the names of our clients or fund shareholders or any information pertaining to their investments must never be divulged to anyone outside the firm, not even to members of their immediate families and must never be used as a basis for personal trades over which the Access Person has beneficial interest or control.
3)	Investment Tips. There are two major considerations that dictate why we must not provide investment “tips”:
•	From the point of view of our clients, it is not fair to give other people information that clients must purchase.
•	From the point of view of the firm, it is not desirable to create an outside demand for a security when we are trying to buy it for our clients, as this will only serve to push the price up. The reverse is true if we are selling.

In light of these considerations, you must never disclose to outsiders our buy and sell recommendations, securities we are considering for future investment, or the portfolio holdings of our clients or funds unless the disclosure is required by law or is necessary in connection with your job responsibilities.

The practice of giving investment advice informally to members of your immediate family should be restricted to very close relatives. Any transactions resulting from such advice are subject to the prior approval and reporting requirements of this Code (see Section VI. Personal Trading Policy). Under no circumstances should an employee receive compensation directly or indirectly (other than from Nomura or its affiliates) for rendering advice to either clients or non-clients.

4)	Investment Research. Any report circulated by a research analyst employed by Nomura or its affiliates is confidential in its entirety and should not be reproduced or shown to anyone outside of our organization, except to our clients or prospective clients where appropriate or as approved by Compliance.

Client Account Information and Company Records. The accounts of clients and fund shareholders are the sole property of Nomura and/or JOF. This applies to all clients for whom Nomura acts as investment adviser; regardless of how or through whom the client relationship originated and regardless of whom within the Nomura Group the client has a direct relationship. At the time of termination of employment with Nomura, an employee must: (1) surrender to Nomura in good condition all materials, reports or records (including all copies in his or her possession or subject to his or her control) developed by him or her or any other person which are confidential information of Nomura (except copies of any research material in the production of which the employee participated to a material extent); and (2) refrain from communicating, transmitting or making known to any person or firm any information relating to any materials or matters whatsoever which are considered by Nomura to be confidential.

Access Persons must use care in disposing of any confidential records or correspondence. Confidential material that is to be discarded should be torn up or shredded.

C. Protection of Corporate Assets

Access Persons are responsible for taking measures to ensure that Nomura’s assets are properly protected. This responsibility not only applies to our business facilities, equipment and supplies, but also to intangible assets such as proprietary research or marketing information, corporate trademarks and service marks, and copyrights.

D. Employee Political and Charitable Contributions

Nomura realizes, as active members of the community and involved citizens, its employees often participate in political and charitable projects and activities that may include donations and contributions by employees to political candidates or charitable organizations. Although Nomura encourages civic and community involvement by its employees, Nomura desires to avoid any situation that raises a conflict of interest or that creates an appearance of impropriety in the context of Nomura’s business relationships.

Access Persons are required to obtain prior written approval from Compliance for any political contribution. Nomura’s policy on political contributions is contained in its Political Contributions Policy and Procedures and should be reviewed.

E. Insider Trading

Various SEC rules, and federal and state laws prohibit the misuse of confidential non-public information. Accordingly, Nomura has developed an insider trading policy which provides guidance on steps employees must take when they believe they are in possession of material non-public information. Violations of this policy can not only lead to job termination, but could expose both you and the firm to criminal and/or civil liability.

Access Persons may not transact in a security while in possession of material, non-public information relating to the issuer of the security. This prohibition applies to trading on behalf of client accounts and personal accounts. In addition, Access Persons may not convey material, nonpublic information about publicly traded issuers to others outside the company. Access Persons should immediately contact Compliance if they believe they have received material, nonpublic information in the course of contacts with representatives of public companies. Please refer to the firm’s Insider Trading Policy regarding the handling of material, nonpublic information.

IV. OUTSIDE BUSINESS ACTIVITIES

A. Outside Employment, Advisory and Other Related Activities

Access Persons are expected to devote their full time and loyalty to the interests of Nomura during regular business hours and during any additional time that may be required. In addition, Nomura may impose certain limitations on activities conducted by Access Persons outside of the firm in order to avoid an actual or potential conflict that might be inconsistent with the interests of Nomura or its clients, or create possible reputational risk to the firm. Furthermore, FINRA rules require registered personnel of securities firms to obtain prior permission from their employer firms for most outside activities.

Access Persons may also engage in private investments, but must obtain pre-approval from Compliance before doing so. Investments in private investments such as hedge funds or private funds are subject to the Personal Trading Policy discussed below in Section VI of the Code.

1. Outside Business Activities

Outside business activities are broadly defined and include, but are not limited to, the following:

•	An Access Person’s own business venture or employment by another person or entity (e.g., waitress, bartender, disc jockey, arbitrator/mediator);
•	Crypto-currency investments;
•	Teaching positions and professorships;
•	Service as director/board member (including any non-executive directorship), officer, partner, consultant or advisor to a for-profit enterprise (including a family business);
•	Service as director/board member, officer, employee of, consultant or advisor to a non-profit organization;
•	Civic activities such as elected or appointed political or governmental posts (e.g., services as an officer of a campaign or party committee or as an appointee to a federal, municipal or local advisory board);[2]
•	Philanthropic community enterprises (e.g., director/board member or trustee of a charity);
•	Engaging in ongoing or significant publication arrangements (e.g., writing a weekly/monthly/quarterly article for publication or writing a book);
•	Acting as a legal fiduciary (trustee, conservator, executor, custodian or guardian, etc.) in a personal capacity for any individual or organization with which the firm has a current or potential business relationship including clients, vendors and suppliers of goods and services[3].

2 These outside activities are subject to additional approvals and certain limitations. Please refer to the firm’s Political Contributions Policy and Procedures.

3 All brokerage accounts under the control of an employee as a result of his or her service as a legal fiduciary are subject to Nomura’s Personal Trading Policy

2. Related Party Transactions

A related party transaction consists of instances in which a member of an Access Person’s immediate family: (a) owns more than 10% of the voting interest of a legal entity not owned or controlled by the Nomura Group; (b) controls the composition of the governing body (e.g., board of directors) of any legal entity not owned or controlled by the Nomura Group; or (c) directly or indirectly influence significantly the management or operating policies of any legal entity not owned or controlled by the Nomura Group (e.g., by serving in capacities such as directors, senior officers, heads of principal functions or other deciders of policy or strategy).

For purposes of this section only, “immediate family” means a family member who might control or significantly influence an employee, or whom the employee might control or significantly influence, because of the Access Person’s family relationship. Common examples include the Access Person’s spouse, children and other family members living in the Access Person’s household, and also parents, step-parents, siblings, in-laws or other relatives where the element of control or influence exists due, for example, to financial support.

3. Disclosure and Consent Requirements

Access Persons must disclose the existence of all their outside business activities and seek written consent from their relevant designated supervisor and Compliance at the commencement of their association with the firm and, thereafter, prior to undertaking any other outside business activities. Disclosure of outside business activities must be made by completing and submitting to the relevant supervisor and Compliance, for their review and approval, the Outside Business Activity Request in PTCC. Consent by the supervisor or Compliance shall not imply that the outside affiliation is being undertaken at the direction or request of the firm, or that Nomura is somehow involved or sponsoring the outside activity. Any material changes to the nature of the outside affiliation will also require written consent by the above-reference parties. Unpaid community or charitable work (other than as a director or officer) and educational and recreational activities unrelated to Nomura’s business do not require disclosure or prior written consent.

4. Restrictions on Outside Business Activities

Certain outside business activities are generally discouraged and may be prohibited. These include, but are not limited to, the following:

•	Becoming involved in any commission-sharing arrangements with other broker-dealers or any other non-Nomura person or entity;
•	Receiving income for financial advice from any source;
•	Accepting finder’s, introductory or referral fees;
•	Serving on a board, advisory board or in advisory position in a publicly traded company, see section B. below for additional details;

•	Entering into an independent business relationship with a firm client or vendor;
•	Participation in “expert networks” or other primary research organizations that provide specialist background or insight into particular business sectors, industries, markets, etc.

Furthermore, the following additional restrictions apply to any outside investment or outside activity that is approved by the firm:

•	All outside business activities must be undertaken outside of Nomura’s normal business hours and should be performed primarily off Nomura’s premises;
•	Any remuneration for outside business activities must be reasonably related to the time spent;
•	Outside business activities must not interfere with Nomura’s employment priorities or the individual’s efficiency within the firm;
•	No Nomura stationary, marketing materials, or equipment are to be used in connection with an approved activity or investment;
•	No solicitation of Nomura’s client, potential clients or firm personnel, directly or indirectly is permitted;
•	Should an employee be asked about Nomura’s involvement in the outside venture, it must be made clear that Nomura does not sponsor or offer any opinion regarding the affiliation or investment;
•	Should the scope of the employee’s duties, responsibilities, involvement or compensation materially change in the future, Nomura policy requires that the employee once again seek the approval of his or her supervisor and the review of the Compliance Department;
•	Employees are prohibited from utilizing proprietary client information in connection with an outside business activity or venture/investment.

5. Registered Personnel

Personnel registered with FINRA must disclose certain outside business activities other than those that are non-investment related and exclusively charitable, civic, religious or fraternal and recognized as tax exempt when completing a Uniform Application for Securities Industry Registration or Transfer (Form U-4). This means that an employee is required to disclose all reportable outside business activities on the Form U-4 when initially applying for registration. After becoming registered, employees must file an amended Form U-4 when commencing such activities.

B. Outside Board Memberships

1. General Policy

Access Persons may serve on a board of directors, act as an officer, consultant or advisor to any non-public company or any non-profit organization, or similar governing bodies of business entities only with the prior approval by the firm in accordance with the review and approval process described above.

2. Individual Capacity versus Representative Capacity

An Access Person permitted to serve as an outside board member, other than at the firm’s request (an “Independent Director”), should understand that he or she is acting in an individual capacity and not as a representative of the firm. Accordingly, an Access Person’s service as an Independent

Director is not covered by any indemnification or insurance provided by the firm, and an Access Person, who serves as such, should consult the Compliance Department to determine any actions or steps that should be taken to maintain his or her independent status. However, if an employee becomes a board member at the request of the firm (a “Designated Director”), the Access Person may be entitled to indemnification or insurance coverage provided by the firm.

3. Disclosure Requirements

Access Persons should consult the Compliance Department at an early stage to determine relevant information such as, limits on director/officer interlocks, SEC filings and disclosures in research reports that may need to be made regarding an employee’s affiliation as a board member of a company, irrespective of whether such affiliation was undertaken at the request of the firm.

4. Chinese Wall

Access Persons who serve as outside directors, either Independent or Designated, should be sensitive about information they acquire in these capacities and should consult with the Compliance Department about any restrictions that may need to be imposed or precautions that may need to be taken as a consequence of possessing or having access to such information.

C. Speaking, Teaching, Writing, and Broadcasting

Any Access Person intending to engage in any speaking, teaching, writing or broadcasting activities must, prior to commencing such activities, obtain the approval of his or her supervisor as well as review the activities with the Compliance and NHA Corporate Communication Departments. These activities include, but are not limited to: appearing on radio or television, providing comments or market/industry related information for use on radio, television or on-line, writing or being identified as the author of any articles or columns, providing comments or market/industry related information for any newspaper or magazine (whether in print or on-line), and sponsoring or participating in any speaking engagements such as seminars, lectures, or classes including on-line forums.

Approval can be obtained by completing a Communications with the Public Form (contact Compliance).

V. OTHER POTENTIAL CONFLICTS OF INTEREST

A. Accepting and Giving Gifts and Entertainment

Access Persons should not accept or give gifts or entertainment that might in any way create, or appear to create, a conflict of interest or interfere with the impartial discharge of our responsibilities to clients or place our firm in a difficult or embarrassing position. For specific requirements on the receipt and giving of gifts, please see Nomura’s Gifts and Entertainment Policy.

B. Disclosure of Personal Interests and Interests of Family Members

It may be a conflict of interest in recommending, implementing or considering any securities transaction in a security on behalf of a Nomura client, if you have a personal interest in that security, without first disclosing that personal interest. Therefore, if you are a portfolio manager or an analyst and have a personal interest in a security, you are required to disclose that personal interest to your supervisor.

It is important to note that the potential for a conflict of interest also can arise if a member of your immediate family is employed in the securities industry, or has a significant economic interest in any organization with which Nomura does business or invests in. If a member of your immediate family has such an employment relationship or such an economic interest, please notify Compliance promptly.

VI. PERSONAL TRADING POLICY

In accordance with the requirements of the securities laws of the United States (i.e., the Advisers Act, the Investment Company Act, the Securities Exchange Act of 1934, as amended, and the Insider Trading and Securities Fraud Enforcement Act of 1988, as amended), Nomura has adopted the following personal trading procedures (the “Procedures”).

A. Persons Covered by the Procedures

These Procedures apply to all Access Persons or to other personnel as determined on a case-by-case basis by Compliance. For purposes of these Procedures, the fund vehicles and other client accounts that Nomura manages are referred to collectively as “Clients.”

All of the provisions and requirements of the Code, including the rules pertaining to preclearance of personal securities transactions, also apply to persons who are closely connected persons, which include any family member who is presently living in your household, or to whose financial support you make a significant contribution, and trusts or estates over which you have investment control. In case of any doubt, please contact Compliance.

Unless specified otherwise, these procedures shall not apply to Access Persons who are Disinterested Directors (as defined in Section II of this Code).

B. Purpose of the Procedures

These Procedures were developed to help guide Access Persons in the conduct of their personal transactions and to:

•	Mitigate the possibility of a transaction occurring that the SEC or other regulatory bodies would view as illegal, such as front running (see General Trading Prohibitions below);

•	Avoid situations where it might appear that Nomura or JOF or any of their officers, directors or employees benefited at the expense of a Client or taken inappropriate advantage of their fiduciary positions; and

•	Prevent, as well as detect, the misuse of material, nonpublic information.

All those covered by these Procedures are urged to consider the reasons for the adoption. The reputations of Nomura and JOF could be adversely affected as a result of even a single transaction considered questionable in light of the fiduciary duties of Nomura and the Disinterested Directors of JOF.

C. Securities Covered by the Procedures

For purposes of this Code, the term “Securities” means any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, futures contracts and options traded on a commodities exchange, including currency futures, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a security or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

The term Securities does not include the following Exempt Securities:

1.	Securities that are direct obligations of the U.S. Government (e.g. U.S. Treasury obligations).

2.	Shares of money market funds.

3.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and other high quality short-term debt instruments, including repurchase agreements. High quality short-term debt instruments are interpreted to mean any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

4.	Shares of non-affiliated open-end investment companies.

5.	Shares of non-affiliated unit investment trusts that are invested exclusively in one or more non-affiliated open-end investment companies.

An investment company is considered “affiliated” if Nomura acts as a manager or adviser to the fund. Affiliated US open-end investment companies (“Affiliated Mutual Funds”) are listed on Schedule A.

Please note that foreign exchange spot trades in any currency are not considered Securities transactions and therefore not subject to the requirements of the Code.

D. Accounts Covered by the Procedures

The following types of accounts are covered by these Procedures:

1.	All accounts in the name of an Access Person;

2.	All accounts of an Access Person’s spouse or partner;

3.	All accounts of any children or other relatives (by marriage or otherwise) living in the Access Person’s home; and

4.	All accounts in which any of the foregoing persons have any beneficial ownership interest or over which he or she exercises control or investment influence.

For the purposes of #4 above, you are considered to have Beneficial Ownership of Securities if you have or share a direct or indirect Pecuniary Interest in such Securities.

You have a Pecuniary Interest in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities. Therefore, you would be considered to have Beneficial Ownership in any Security that is held by you, or by others for your benefit (such as custodians, trustees, executors, etc.); held by you as a trustee for members of your immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any adoptive relationship); or held in the name of your spouse, or minor children (including custodians under the Uniform Gifts to Minors Act) or any relative of yours or of your spouse (including an adult child) who is sharing your home, whether or not you supervise such investments. You will also be considered to have Beneficial Ownership of any Security for which you have a contract, understanding, relationship, agreement, or other arrangement that gives you, or any person described above, a present or future direct or indirect benefit substantially equivalent to an ownership interest in that Security. For example, you may have Beneficial Ownership of the following: 1) a Security held by a partnership in which you are a partner; 2) a Security held by a limited liability company in which you are a manager or member; 3) a Security held by an investment club in which you are a member; or 4) an investment held by a trust of which you are the settler, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

There is the presumption that you can exert some measure of influence or control over accounts in which you serve as guardian, executor or trustee for individuals that are not considered members of your immediate family, but this presumption may be rebutted if you certify in writing (and periodically re-certify, as applicable) that you have no such control or influence.

Control means the power to exercise a controlling influence over management or policies of a company, whether through ownership of securities, by contract, or otherwise. Any person who owns beneficially, either directly or through one or more controlled companies, 25% or more of a company’s outstanding voting securities is presumed to control such company. Such presumption may be countered by the facts and circumstances of a given situation.

Note that Securities accounts that are only eligible to transact in mutual fund shares (e.g., certain 529 Plans) are not covered by these procedures.

Note: The above list of examples is non-exhaustive. If in doubt as to whether you have Beneficial Ownership of Securities, the Compliance Department should be consulted.

E. Use of Approved Broker-Dealers

Generally, Access Persons may maintain an account only with authorized broker-dealers. The current list of Approved Broker-Dealers, which is subject to change from time to time, is included in Schedule C. Any exceptions to this general provision must be approved by Compliance.

Access Persons must notify the Compliance Department promptly upon establishing a new brokerage account.

F. General Trading Prohibitions

1. Inside Information: Access Persons are prohibited from engaging in any transaction in a Security at a time when the Access Person is in possession of material, non-public information regarding the Security or the issuer of the Security.

2. Front Running: Access Persons are prohibited from engaging in front running. Front running is generally defined as the purchase or sale of a security by an officer, director or employee of an investment adviser or fund in anticipation of and prior to the adviser effecting similar transactions for its clients in order to take advantage of or avoid changes in market prices affected by the clients’ transactions.

3. Preclearance Required: Access Persons are prohibited from engaging in any Securities transaction without obtaining the appropriate preclearance as set forth in this Code (unless the transaction is exempt from preclearance as set forth below in Section G).

4. Blackout Period: As a general matter, no Access Person may purchase or sell a Security other than an Exempt Security during the seven (7) calendar days before and after the day it has been traded in for a Client (i.e., if a Client transacts in a Security on Monday, the Access Person may not personally trade in the Security from the Monday before until the Monday after the Client transaction).

The seven-day blackout period before a Client trades is designed to deter front-running transactions. The blackout period after a Client trades is designed to allow dissipation of the market effect of a Client’s trade before an Access Person trades. It is also designed to prevent Access Persons from benefiting from a trade that is opposite a Client’s trade (e.g., the sale of a Security shortly after the Client purchased the Security and boosted its price).

Please note that Access Persons are permitted to invest in equity securities of issuers whose fixed income instruments are being held and/or transacted in by Clients. The seven-day blackout period requirement does not apply to such situations.

5. Short-Term Trading and Holding Period Requirements: Securities issued by Nomura Holdings, Inc. or its subsidiaries (“Nomura Group Securities”) must be held for at least 180 calendar days (see Section I below). Most positions in your accounts, other than Nomura Group Securities, must be held for at least 15 calendar days, measured from the date of purchase/opening of the position. Accordingly, all derivative positions, including options, must have at least 15 calendar days until maturity or expiration at the inception/opening of the investment.

Access Persons must also alert the Compliance Department whenever the mechanics of a derivative transaction may cause them to hold a position less than the full 15 days (e.g., when the Access Person writes a short put or call, or a covered written option that is assigned within the 15 days).

Please remember the holding period requirements are measured on a last-in first-out basis (LIFO). Certain transactions may be exempt from the holding period rule as set forth below in Section G.12).

It is recognized that this prohibition effectively limits the utility of options trading, short sales of Securities, and various legitimate and non-abusive hedging activities by Access Persons. Accordingly, exceptions to this prohibition may be allowed by Compliance on a case-by-case basis, but only where no abuse is involved and the equities of the situation strongly support an exception.

6. Market Timing and Other Abusive Trading Practices: The term “Market Timing” is defined as excessive trading in mutual funds. Such activities can be detrimental to long-term shareholders, and consequently fund companies must maintain policies and procedures to detect and prevent market timing abuses and other short-term trading. Market timing and other abusive trading practices, such as time zone arbitrage, involving any Client account managed or sub-advised by Nomura is strictly prohibited.

7. Acting as Trustees for Client Accounts: Access Persons are prohibited from becoming trustees for Client assets or obtaining powers of attorney for Clients separate and apart from the firm.

G. Preclearance of Personal Securities Transactions

All Access Persons must obtain approval from Compliance prior to entering into personal securities transactions involving the purchase or sale of any Security, including any Security to be acquired in a private transaction, absent an exemption.

Nomura reserves the right to restrict the purchase or sale by an Access Persons of any Security at any time.

1. Use of PTCC

Preclearance requests should generally be made via the PTCC system. PTCC will automatically send any preclearance request to Compliance if it requires a manual approval. If PTCC is not available, please contact Compliance.

Requests will normally be processed on the same day that they are received; however additional time may be required in certain circumstances (e.g., to allow checks to be made with affiliates as necessary).

2. Length of Preclearance Approval

Preclearance is effective for two (2) business days, inclusive of the day approval is granted (or in the case of a private placement purchase, the closing of a private placement transaction). If preclearance is given after the market is closed, it is valid for the next two business days. If the trade is not executed before the preclearance period expires, the Access Person must again seek preclearance if he/she wishes to execute the trade.

3. Limit, GTC and Stop-Loss Orders

Limit orders, GTC and Stop-Loss instructions must be withdrawn by the end of the second business day after preclearance (inclusive of the day approval is granted), unless a new approval is obtained.

4. Maintaining Margin Accounts

Access Persons are permitted to maintain margin accounts. Securities sales by Access Persons pursuant to margin calls are not subject to preclearance provided the Access Person does not have advance knowledge of or influence over such Securities transactions.

5. Initial Public Offerings

Access Persons are generally prohibited from acquiring securities in an equity initial public offering (“IPO”). In the event that an Access Person holds securities in a company that has announced that it will engage in an IPO, he or she must immediately notify Compliance.

6. Special Preclearance Procedures for Private Placements

A private placement is defined as an offering of a Security not being made to “the public,” but made rather to a limited number of investors and deemed not to require registration with the SEC. Access Persons are permitted to acquire securities through a private placement provided that they obtain prior approval from Compliance. Access Persons are not required to obtain approval when divesting of a private placement holding.

Please note that private placements transactions include transactions in shares of or interests in privately held companies, non-publicly traded limited partnerships and privately offered funds, such as hedge funds (including privately offered funds managed by the firm or its affiliates).

Access Persons requesting permission to execute a private placement transaction must complete a Private Placement Request Form in PTCC and provide the respective document(s) regarding the investment, such as offering memorandum.

7. De Minimus Transactions

Preclearance will generally be granted for certain Access Persons, as determined by Compliance, for U.S. equity Securities whose issuers have a market capitalization of $6 billion or more. Transactions meeting the de minimus threshold will not be subject to blackout period restrictions discussed in Section F. above.

8. Deferred Compensation Plan Securities from Previous Employers

Equity shares acquired from a previous employer under a deferred compensation plan must be reported as a holding in PTCC.

9. Securities Given as Gifts

Gifts of Securities made to others, such as relatives or charities, are treated as a disposition of Beneficial Ownership, and must be precleared like any other securities transaction prior to the transfer of the securities. There may be instances where it may not be possible to identify with precision the date on which a gift transfer will actually take place. For that reason, Compliance may, in its discretion, waive certain technical pre-clearance requirements with respect to gifts of Securities if (i) the gift transaction was precleared in advance, but the transfer of the Securities was delayed beyond the pre-clearance date, or (ii) if the facts and circumstances warrant.

Securities received as gifts are generally exempt from preclearance. See Exceptions to Preclearance Requirements below.

10. Automatic Investment Plan Transactions

Securities transactions pursuant to an Automatic Investment Plan (including dividend reinvestment plans) are not subject to the preclearance or transaction reporting requirements in this Policy, except where such plan has been overridden. For example, automatic purchases in an employee stock purchase plan do not require preclearance or reporting, however, sales of shares from an employee stock purchase plan do require preclearance and reporting as the instruction is an override of the plan by the Access Person. Note that Securities holdings resulting from Automatic Investment Plan transactions must be reported in accordance with Section K. below.

11. Disinterested Directors and Non-Executive Affiliated Directors

Disinterested Directors and Non-Executive Affiliated Directors are not required to preclear personal Securities transactions unless he or she knows or, in the ordinary course of the fulfillment of his or her official duties as a director or officer of Nomura or JOF, should have known that during the 15-day period immediately preceding or after the date of a transaction in a Security by that person, such a Security was purchased or sold by Clients, or that the purchase or sale of that Security was considered by Nomura for its Clients. In addition, Disinterested Directors and Non-Executive Affiliated Directors are not required to report their personal Securities transactions on a quarterly basis, or to report their holdings on an annual basis, to Nomura.

12. Transactions Excluded from the Preclearance Requirement (but still subject to the Reporting Requirements discussed in Section K below)

All Securities transactions listed below are subject to the reporting requirements described in Section K. below.

The following Securities transactions are not subject to the preclearance and holding period requirements.

a)	Securities Transactions with No Knowledge. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence, knowledge or control. For example, transactions in Securities effected for the Access Person by a trustee or a blind trust, or discretionary trades made by an investment manager retained by the Access Person, in connection with which the Access Person is neither consulted nor advised of the trade before it is executed;

b)	Non-Volitional Transactions. Transaction as to which you do not exercise investment discretion at the time of the transaction (“non-volitional transactions”). Examples of non-volitional transactions include:

i.	Any acquisition of a Security through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of the Security;

ii.	Any acquisition of a Security through the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired in the issue; and

iii.	Any disposition of a Security through a tender offer, mandatory call or other corporate action equally available to all holders of such Security (or class of Security);

c)	Securities Received as Gifts. Securities received as gifts from an account in which the Access Person has no Beneficial Ownership. Gifts of Securities received depend on the nature of the gift. In the ordinary case, if you receive Securities as a gift, receipt of that gift is non-volitional on your part, and you cannot control the timing of the gift. Therefore, as a practical matter, you are not required to pre-clear the receipt of Securities in such cases. Please remember, however, that you cannot use the gift rules to circumvent the preclearance requirements. Therefore, if a gift of Securities that you receive is not truly non-volitional, you must preclear that gift like any other Securities acquisition. Once received, a Security is subject to the applicable preclearance, holding period and reporting requirements of these Procedures. Additionally, Nomura personnel are subject to the firm’s Gifts and Entertainment Policy and must report gifts given or received in accordance with requirements specified in the policy.

d)	Municipal Obligations. Purchases or sales of municipal bonds and futures and options with respect to such instruments.

The following Securities transactions are not subject to the preclearance requirements but must follow the holding period requirements.

e)	Exchange Traded Funds and Exchange Traded Notes, Closed-end Funds, and Affiliated Mutual Funds

i.	Purchases or sales of exchange traded funds or exchange traded notes that (1) invest in or are linked to a broad-based index or sector (i.e., consisting of at least 15 constituents) or (2) are linked to commodities, commodity indices or derivative-based indices (such as volatility indices). Note: exchange traded funds or exchange traded notes that do not meet this criteria must be pre-cleared (e.g., exchange traded funds with less than 15 constituents);

ii.	Purchases or sales of U.S. closed-end investment companies. Purchases and sales of U.S. closed-end investment companies managed or sub-advised by Nomura (“Affiliated Closed-end Funds”) are also subject to the Code’s preclearance requirements (see Schedule B).

iii.	Purchases or sales of Affiliated Mutual Funds (i.e., funds managed or sub-advised by Nomura must be reported but do not need to be pre-cleared).

f)	Derivative Transactions. Purchases or sales of commodity futures and options thereon; currency futures, currency forwards and options thereon; futures on broad-based indices, options on futures and options on broad-based indices; and swaps with respect to currencies, interest rates or broad-based indices.

Other Securities and/or transactions may be exempt from preclearance and/or holding period requirements as so designated by Compliance.

13. Other Preclearance Exceptions

An Access Person may apply for a waiver from preclearance under the following circumstances:

•	An account under the exclusive discretion of an Access Person’s spouse or partner, where the spouse or partner is employed by an investment firm and where the spouse is subject to comparable preclearance requirements;

•	An account whose exclusive investment discretion is delegated to an outside party; provided such outside party is not associated with Nomura or any affiliate of Nomura. Note that such delegation must be subject to a written contract and a copy must be provided to Compliance. The Access Person must certify in writing that he or she has not discussed, and will not discuss, potential investment decisions with the party to whom investment discretion has been delegated; and

•	Any other situation where a waiver of preclearance is deemed appropriate by Compliance.

A waiver from preclearance is available at the discretion of Compliance. Transactions occurring in accounts that have obtained a waiver from preclearance are not exempt from the reporting requirements described in Section K. below.

H. Investment Clubs

An Access Person is prohibited from participating in an investment club unless such participation has been approved in writing by Compliance. The following conditions must be satisfied:

a)	The Access Person’s participation does not create any actual or potential conflicts of interest;

b)	The Access Person does not control investment decision-making for the investment club; and

c)	The Access Person has made satisfactory arrangements to ensure that duplicate trade confirmations of investment club activity and quarterly statements of investment club holdings are provided to Compliance by brokers acting on behalf of the investment club.

Should the Access Person contribute, but not necessarily control, investment decision-making for the investment club, all Securities transactions by the investment club would be subject to preclearance.

I. Trading in Nomura Securities

Access Persons have additional responsibilities with respect to transactions in Nomura Holdings, Inc. ADRs (“NMR”) and other publicly-traded securities issued by the Nomura Group (collectively, “Nomura Securities”), and must be sensitive to any appearance of impropriety. The following restrictions apply to all transactions in Nomura Securities in your accounts. These restrictions are in addition to all other legal or regulatory restrictions that may apply to Access Persons:

1.	Trading Nomura Securities. All requests to purchase or sell Nomura Securities must be submitted through PTCC and pre-cleared by the Access Person’s designated supervisor and the Compliance Department. Access Persons may not effect transactions in Nomura Securities during the firm’s “Blackout Period” designated by the Compliance Department. The Blackout Period generally begins 30 days before the public announcement of Nomura Holdings, Inc.’s quarterly earnings and ends at the start of the trading day following the announcement.
2.	Holding Period. Transactions in Nomura Group securities are subject to a 180 day hold period. Exceptions may be made for shares acquired through the Nomura Group’s deferred compensation plan. Please consult with Compliance.
3.	Short Sales. Access Persons may not sell Nomura Group securities short.
4.	Margin Transactions. Access Persons generally may not purchase publicly traded Nomura Securities on margin. However, employees may margin Nomura securities in connection with a cashless exercise of an employee stock option, and may use Nomura Securities to collateralize loans for non-securities purposes or for the acquisition of securities other than those issued by the Nomura Group.
5.	Option Transactions. Access Persons generally may not execute option transactions referencing Nomura Securities. Access Persons, however, may execute option transactions in connection with a firm-sponsored compensation or employee option plan or similar program.
6.	Major Nomura Events. Access Persons who have knowledge of any pending material confidential information, including any unannounced or non-public information, concerning the Nomura Group or its securities are prohibited from buying or selling the publicly traded securities of Nomura before such public announcements, even if the employee believes the event does not constitute material non-public information

J. Section 16 Holding Periods

If you are a reporting person under Section 16 of the Securities Exchange Act of 1934, with respect to any closed end fund advised or sub-advised by Nomura, you are subject to a six month holding period and you must make certain filings with the SEC. It is your responsibility to determine if you are subject to Section 16 requirements and to arrange for appropriate filings. Please consult Compliance for more information.

K. Reporting of Securities Transactions and Holdings

The Compliance Department receives automatic feeds of transactions and holdings from Approved Broker-Dealers. However, for Securities accounts maintained away from Approved Broker-Dealers, Access Persons must arrange for Compliance to receive, on a timely basis, duplicate copies of confirmations of all personal Securities transactions and/or copies of periodic statements for such Securities accounts. This information will be used to check for conflicts of interest against Nomura’s preclearance records, Quarterly Securities Transaction Reports and Annual Holdings Reports.

1) Blind Trusts/Managed Accounts

An exemption from the preclearance and reporting requirements of the Code may be requested for Securities that are held in a blind or quasi-blind trust arrangement or a managed (discretionary) account. For the exemption to be available, you or a member of your immediate family must not have authority to advise or direct Securities transactions of the trust or managed account. Employees must certify that they or the members of their immediate family does not advise or direct transactions. Access Persons are responsible for ensuring that Compliance receives statements at least quarterly for transactions within the trust or managed account.

(2) Exemptions from Reporting

Exempt Securities identified in Section VI.C. above are not subject to the reporting requirements of this Section. The reporting requirements do not apply to accounts over which the employee has no direct or indirect control or influence.

2) Initial Holdings Report

Within 10 calendar days of commencement of employment (or within 10 calendar days of obtaining Access Person status) all Access Persons must disclose to Compliance all personal Securities holdings in which they have Beneficial Ownership through PTCC (if PTCC is not available, please contact Compliance). The report must contain the information listed below and must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

a)	The title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Security holding;

b)	The name of each broker, dealer or bank with which the Access Person maintains an account in which Securities are held for the Access Person’s direct or indirect benefit; and

c)	The date the Access Person submits the report to Compliance.

3) Annual Holdings Report

All Access Persons must submit to Compliance an annual holdings report on or before February 14th of each year reflecting holdings as of a date no earlier than December 31st of the preceding year. The report must contain the information listed below:

a)	The title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Security holding;

b)	The name of each broker, dealer or bank with which the Access Person maintains an account in which Securities are held for the Access Person’s direct or indirect benefit; and

c)	The date the Access Person submits the report to Compliance.

In PTCC, Access Persons will be required to certify annual holdings and brokerage account information for accuracy and completeness.

4) Quarterly Securities Transactions Report

Not later than 30 calendar days after the end of each calendar quarter, each Access Person must submit through PTCC a quarterly transactions report with respect to all transactions in Securities effected during the quarter, including those not executed through a broker, dealer or bank (e.g., trades executed with the issuer of a Security). If PTCC is not available, please contact Compliance. Note that transactions effected pursuant to an automatic investment plan are not required to be reported. However, any transaction that overrides the preset schedule or allocations of the automatic investment plan must be included in a quarterly transaction report.

With respect to transactions, the report must contain the information listed below:

a)	The date of the transaction, a description of the Security, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of the Security;

b)	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

c)	The price of the Security at which the transaction was effected;

d)	The name of the broker, dealer, bank or other institution with or through which the transaction was effected;

e)	For any brokerage account opened during the quarter in which the Access Person has Beneficial Ownership, the name of the broker, dealer or bank and date the account was established; and

f)	The date the Access Person submits the report to Compliance.

In filing the report please note:

a)	You must file a report every quarter whether or not there were any reportable transactions.

b)	Reports must show sales, purchases, or other acquisitions or dispositions, including securities received as gifts, exercise of conversion rights and the exercise or sale of subscription rights.

Note that a Disinterested Director and Non-Executive Affiliated Director are not required to submit a quarterly transaction report unless the Disinterested Director or Non-Executive Affiliated Director knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during the 15-day period immediately before or after the director’s transaction in a Security, the Client purchased or sold the Security, or the Client or Nomura considered purchasing or selling the Security.

In PTCC, Access Persons will be required to certify securities transaction and brokerage account information for accuracy and completeness.

5) Review of Transactions and Holding Reports

Securities transactions reports and holding reports will be reviewed by appropriate management or compliance personnel according to procedures established by Compliance.

Nomura reserves the right to monitor accounts for up to 45 days after termination of employment. In addition, should it be reasonably demonstrated that the Access Person derives no economic benefit from, and exercises no control over an account, Compliance may consider this policy does not apply to the account (rebut the presumption). Other exceptions must be submitted to the Compliance Department and will only be granted under limited circumstances.

L. Expatriate Employees

Expatriate employees are reminded that in addition to the requirements outlined in the Code, the personal trading requirements of their local Nomura company may also apply to them. In many cases, these requirements will be more restrictive than those contained in the Code. When a conflict arises between Nomura’s requirements and the requirements of employees’ local company, consult the Compliance Department.

VII. SUPPLEMENTAL COMPLIANCE PROCEDURES

The firm may establish, at its discretion, compliance procedures that are supplemental to those set forth in this Code in order to provide additional assurance that the purposes of the Procedures and/or the Code are fulfilled and/or assist the firm in the administration of the Code. These procedures may be more, but shall not be less, restrictive than the provisions of this Code and may include imposing additional restrictions on the trading activities on all or certain groups of Access Persons. These procedures, and amendments made to them, do not require the approval of the directors of JOF. Please consult with the Compliance Department for any additional restrictions that may apply.

VIII. RESPONSIBILITIES OF JOF’S DIRECTORS

A.	Approval by the JOF’s Directors

The directors of JOF are required to make a determination that this Code contains provisions reasonably necessary to prevent Access Persons from violating the anti-fraud provisions of Rule 17j-1 under the Investment Company Act. A majority of JOF’s directors, including a majority of JOF’s independent directors, is required to:

1.	Approve the Code when initially engaging Nomura; and

2.	Approve any subsequent material changes to the Code within six months of the change.

Prior to approving the Code or any material change to the Code, the directors of JOF shall receive a certification from Nomura that the procedures are reasonably necessary to prevent employees from violating the Code.

B. Annual Report to JOF’s Directors

Nomura will provide a written report, at least annually, to the directors of JOF, summarizing efforts to ensure compliance by the directors, officers and employees of Nomura with their fiduciary obligations to JOF. The report will, at a minimum:

1)	Summarize existing procedures regarding personal Securities transactions, and any material changes in such procedures during the prior year;

2)	Describe issues that arose under this Code, including material violations of this Code, if any, which resulted in remedial action during the prior year;

3)	Describe any significant conflicts of interest that arose involving personal investment policies of the organization, even if the conflicts did not result in a violation of the Code;

4)	Discussion of any material waivers to the Code that were granted during the prior year;

5)	Describe any recommended changes in existing procedures or restrictions based upon experience with this Code, evolving industry practices, or developments in applicable laws or regulations; and

6)	Certify to the directors that the organization has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

The managers and/or boards of the Affiliated Mutual Funds may require Nomura to provide similar information on their funds.

IX. WHISTLEBLOWING POLICY

If an Access Person becomes aware of a possible violation of the Code, or if an Access Person becomes aware of conduct, including accounting and auditing matters, that they believe is illegal or unethical, they must promptly notify the firm’s CCO or Deputy CCO. The CCO or Deputy CCO will take appropriate steps to investigate whether and how such misconduct occurred and, when necessary, to correct it and prevent its reoccurrence.

Alternatively, Access Persons who wish to report such matters anonymously may do so by calling the NHA Compliance Hotline (1-877-642-8477), which is available toll-free 24 hours a day, 7 days a week, and not leave their names or other identifying information.

In addition, these reporting obligations to the firm do not prevent employees from communicating with the SEC, the Commodity Futures Trading Commission, other federal agencies or state authorities and/or self-regulatory organizations concerning possible violations of applicable laws, rules or regulations. However, employees are not authorized generally to share information subject to the attorney-client privilege or the work product doctrine, unless specifically permitted by applicable law, rule or regulation.

Failure by Access Persons to comply with the Code may lead to sanctions, fines, suspensions and potentially termination of employment.

X. WRITTEN ACKNOWLEDGMENTS

A. Certification of Receipt

Compliance will distribute the Code and any amendments thereon, to all Access Persons. Within 10 calendar days of receipt of the Code or any such amendments, you are required to provide a written acknowledgement of your receipt of the Code and any amendments. Acknowledgments may be made through PTCC or through other means as determined by Compliance.

B. Annual Certification of Compliance

You must certify annually that you (a) have read and understand the Code; and (b) complied with the principles and requirements of the Code.

XI. RECORDKEEPING

Compliance shall maintain records in a manner and to the extent set forth below in accordance with Rule 204-2 of the Advisers Act, Rule 31a-2 under the Investment Company Act, as well as the requirements of other applicable foreign jurisdictions.

1)	A copy of this Code, and any Nomura code of ethics that was in effect within the past five years, must be maintained in an easily accessible place;

2)	A record of any violation of the Code, and of any action taken as a result of the violation for five years from the end of the fiscal year in which the violation occurred;

3)	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the last five years, was an Access Person;

4)	A copy of each initial holdings report, annual holdings report and quarterly transactions report made by an Access Person pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

5)	A list of all persons who, within the last five years have been required to make reports pursuant to this Code, or who were required to review these reports;

6)	A record of any decision and the reason supporting the decision that grant Access Persons waivers from or exceptions to the Code; and

7)	A copy of reports provided to the JOF’s Board of Directors regarding the Code.

All Securities transactions reports and any other information filed with Compliance pursuant to this Code shall, to the greatest extent practicable, be treated as confidential.

Effective: February 2005

Revised: November 2006

Revised: April 2008

Revised: February 2009

Revised: May 2010

Revised: October 2011

Revised: July 2012

Revised: January 2013

Revised: August 2013

Revised: June 1, 2017

Revised: January 31, 2018

Revised: June 30, 2020

Revised: October 1, 2022

Revised: May 31, 2025

Schedule A

U.S. Open-end Investment Companies Managed or Sub-advised by the Nomura Advisers
(Affiliated Mutual Funds)

American Century Investment Trust High Income Fund*

American Century Select High Yield ETF**

PACE Select Advisors Trust – PACE High Yield Investments***

Northern Funds Multi-Manager High Yield Opportunity Fund***

* This fund was formally known as the Advisors’ Inner Circle Fund III - Nomura High Yield Fund. The lead manager of this fund is American Century Investment Management, Inc. NCRAM serves as sub-adviser to the fund.

** The lead manager of this fund is American Century Investment Management, Inc. NCRAM serves as sub-adviser to the fund.

*** The lead manager of this fund is a third-party investment manager. NCRAM serves as sub-adviser to the fund.

Schedule B

U.S. Closed-end Investment Companies Managed by the Nomura Advisers
(Affiliated Closed-end Funds)

Nomura Alternative Income Fund*

Japan Smaller Capitalization Fund, Inc.**

The Taiwan Fund, Inc.**

* The fund is a continuously offered interval closed end fund. The lead manager of the fund is NCM.

** The fund is an exchange-traded closed-end fund. The lead manager of the fund is Nomura Asset Management U.S.A. Inc.

Schedule C

Approved Broker-Dealers (as of May 31, 2025)

1.	Fidelity

2.	Charles Schwab

3.	Merrill Lynch

4.	Morgan Stanley (Retail)

5.	Interactive Brokers

6.	UBS

7.	JP Morgan Securities

8.	Citigroup

9.	Wells Fargo

10.	JP Morgan Private Bank

11.	Vanguard

12.	Chase Investment Services Corp.

13.	Raymond James

14.	Ameriprise Financial

15.	William Blair

16.	Stifel Financial
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